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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 19, 2006, relating to the financial statements and financial highlights which appear in the July 31, 2006 Annual Reports to Shareholders of the two funds constituting AIM Stock Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
November 15, 2006